EXHIBIT 10.16

MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE

Bolsa Resources, Inc.

and

Philip J. Sterling

Manuel R Hernandez

Fred Jenkins

Effective April 15, 2007

THIS MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE (“Agreement”) is made effective this 15th day of April, 2007 between Philip J. Sterling, whose address is 6121 Rosetree Place NE, Albuquerque, New Mexico 87111, Manuel R. Hernandez, whose address is PO Box 61 (1066 Eastland Road) Pearce, Arizona 85625, and Fred Jenkins, whose address is 24323 Road S.6, Dolores, Colorado 81323 (collectively “Lessor”), and Bolsa Resources, Inc., an Arizona Corporation, whose address is 5554 S. Prince Street, Suite 200, Littleton, Colorado 80120(“Company”).

NOW THEREFORE, In consideration of Lessor’s receipt of the sum of U.S. Twenty Thousand Dollars ($20,000.00), and the payments, obligations, representations and agreements set forth below, the Parties agree as follows:

ARTICLE I. RIGHTS GRANTED. Lessor grants, demises, leases, lets, transfers and otherwise conveys to Company and its successors and assigns the interest in the real property described on Exhibit A (“Premises”), , free and clear of all liens and encumbrances, TOGETHER WITH (a) all ores, minerals, materials and mineral rights (including, but not limited to (i) all gold, silver, and platinum group metals( collectively “Precious Metals”); and (ii) all iron, copper, lead, and zinc (collectively “Base Metals”); and (iii) molybdenum, chalcopyrite, galena, sphalerite, bauxite, kaolin, and all other materials or substances of any nature whatsoever, excepting only oil, gas, and coal, found in natural deposits, whether similar or dissimilar in character to the foregoing) within the Premises (“Mineral Substances”), whether or not such Mineral Substances were given any commercial consideration by the Parties at the time of execution of this Agreement; (b) all options, contracts, easements, and rights-of-way reserved or, subsequent to the effective date of the Agreement, granted in or upon and pertaining to the Premises; (c) all dips, spurs and extralateral rights thereon or therefrom; (d) all dumps, severed ore, fixtures and improvements thereon; and, (e) all and singular, the tenements, hereditaments and appurtenances belonging to or in any way appertaining to the Premises, including (i) the right to sample, map, survey, or conduct any other exploration or investigatory activities; (ii) all water, geothermal water, and geothermal resource rights; (iii) the free, exclusive, unrestricted and uninterrupted rights of ingress and egress to use the Premises for all purposes reasonably incident to exploration for, mining of (by underground mining, surface mining, strip mining or any other surface or subsurface method, including any method later developed), and extracting, milling, stockpiling, storing, leaching (heap or in-situ), concentrating, processing or marketing of Mineral Substances from the Premises or from other properties; (iv) the right to place, construct, maintain, use and remove such structures, facilities, equipment, roadways, haulageways pumps, pipelines, electrical power lines, stockpiles, waste piles, heapleach pads, settling ponds, and other improvements as may be convenient for the full enjoyment of all the rights granted under this Article; (v) the right to mine and remove Mineral Substances by means of shafts, openings or pits which may be sunk or made upon adjoining or nearby properties and the right to stockpile Mineral Substances on the Premises or upon other properties; (vi) the right to commingle Mineral Substances from the Premises at any location with Mineral Substances from other properties; (vii) the right to temporarily or permanently deposit tailings slurry, waste rock, overburden, surface stripping, process solutions and all other materials on the Premises, whether such materials are from the Premises or from adjoining or nearby properties, even if such use is the sole use for the Premises; (viii) the right to divert streams, to remove lateral and subjacent supports, and to use, cave, subside, or consume the surface of the Premises; (ix) the right to commit waste; and (x) the right to beneficiate, concentrate, process, or otherwise treat Mineral Substances at any location; (xi) the right to all geologic, drilling and related information concerning the Premises in the possession of Lessor, which Lessor shall provide Company upon the execution of this Agreement; (xii) for the period from the effective date of this Agreement until April 14, 2011, the sole, exclusive and irrevocable right to purchase all or any portion of the Premises (including all buildings, structures, and other improvements thereon) in the manner described in Article IV. (the “Premises Option”); and (xiii) for a period from the effective date of this Agreement and ending on April 14, 2008, the sole, exclusive and irrevocable options to (1) purchase the Gold Coin 55 unpatented mining claim (AMC 361095) (“the “Gold Coin 55 Option”), and to (2) purchase the Arizona State Mineral Exploration Permits (## 08-109131, 08-109132 and 08-109133) (the “Prospecting Permits Option”) also in the manner described in Article IV. Company shall further have the right to release to Lessor Ten Percent (10%) of the Premises each calendar year commencing in the year which is the later of 2008, or the year following completion by the Company of a minimum of three thousand (3,000) feet of drilling on the Premises, provided Company gives notice to Lessor of its election in the manner described in Article XII below, and provided that such notice is provide no later than January 1 of the relevant year. This Article shall be liberally construed in favor of Company and the ambiguities, if any, shall be construed and resolved in favor of Company.

ARTICLE II. AMENDMENT, RELOCATION AND PATENT OF CLAIMS. Company, in its sole discretion, shall have the right to amend or relocate as unpatented federal mining claims or unpatented federal millsites, in the name of Lessor, any unpatented federal mining claims which are subject to this Agreement. If Company undertakes any such activity, Company shall use its best efforts to complete the same in compliance with applicable statutes and regulations but shall not be liable to Lessor for any act (or failure to act) by it or any of its agents in connection with the amendment or relocation of claims so long as such act (or omission) does not arise from gross negligence nor is made in bad faith.

ARTICLE III. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be for a primary period commencing on the effective date of this Agreement and ending on April 14, 2011, and for so long thereafter as Company is conducting mining operations and/or reclamation on the Premises. However, the Parties do not intend that there shall be any violation of the Rule Against Perpetuities or any related rule, and agree to any appropriate court action taken to resolve any inadvertent violation. For purposes hereof, the term “Mining Operations” shall mean extraction and processing of sufficient minerals to result in products of merchantable form which are marketable at a profit by Company, in quantities larger than those required for the purposes of sampling, testing, analysis, or evaluation (“Commercial Quantities”). Commercial quantities shall be deemed to be produced unless and until such time, if any, following the expiration of the primary period, a period of 365 consecutive days elapses during which no production in commercial quantities occurs, excluding, however, periods of Force Majeure.

ARTICLE IV. PURCHASE PRICE AND CLOSING. If Company elects to exercise its options as described in Article I above it shall do so by giving notice to Lessor in the manner set forth in Article XII, with the date of closing specified in the notice. The purchase price for all of the Premises under the Premises Option shall be U.S. One Million Five Hundred Thousand Dollars ($1,500,000.00). .The purchase price for the Gold Coin 55 claim under the Gold Coin 55 Option shall be U.S. Twenty Five Thousand Dollars ($25,000.00). The purchase price for the Prospecting Permits under the Prospecting Permits Option shall be U.S. Seventy Five Thousand Dollars ($75,000.00). The purchase price under the Premises Option shall be credited with the Rental and Royalty payments made pursuant to Sections V.A. and B. not already credited against purchase obligations under the Gold Coin 55 and Prospecting Permits Options; Monies paid for exercise of the Gold Coin 55 and Prospecting Permits Option,; Expenditures by Company under the Lesser Interest provision of Section VII.,C; relating to the purchased Premises; Payments made by Company to remove liens and pay the other items discussed in Article X relating to the purchase Premises; and any Production Royalty payments made under the Article V.B. below. . The purchase price under Gold Coin 55 and/or Prospecting Permit Options shall be credited with the Rental and Royalty payments made pursuant to Sections V.A. and B.; Payments made by Company to remove liens and pay the other items discussed in Article X. Upon the purchase of all or any portion of the Premises in the aforesaid manner, all obligations of Company to Lessor shall cease, including the obligation to pay a production royalty as described in Article V.B. below concerning the purchased Premises.

Closing shall take place within thirty (30) days from the date of the notice of election. On or before the date of closing, Company shall deliver to Lessor the balance of the purchase price calculated pursuant to this Article IV in exchange for conveyance documents, in form acceptable to Company, conveying the Premises to Company. Such conveyance shall be made free and clear of any liens or encumbrances subject only to those matters set forth in Exhibit A and, with respect to unpatented mining claims, the paramount title of the United States. Lessor shall execute other documents and perform such other acts as Company may reasonably require to effect transfer of the Premises to Company, whether or not such acts occur at closing. Lessor shall bear the costs of any transfer or other taxes assessed due to the conveyance.

ARTICLE V. PAYMENTS TO LESSOR

A. Rental. The annual rental payment under this Agreement shall be as follows:

Anniversary	Rental
First	U.S. $	55,000.00
Second	U.S. $	75,000.00
Third and thereafter	U.S. $	150,000.00

Annual payment shall be paid on or before the anniversary of the effective date of this Agreement for each year, with credits for any payments made pursuant to exercise of the Gold Coin 55 and Prospect Permits Options described above. The obligation of Company to make these rental payments shall cease upon the earlier of: (i) the commencement of Production Royalty payments pursuant to Section V.B; or (ii) termination of this Agreement under Article IX. Annual payments shall also be reduced on a pro-rata claim basis if Company elects to release portions of the Premises in accordance with Article I. above.

B. Production Royalty. Company shall pay to Lessor a Production Royalty of one percent (1%) of net smelter returns from the production from the Premises of any Base Metals, and two and one-half percent (2.5%) of net smelter returns from the production from the Premises of any Precious Metals. Net Smelter Returns will be determined in the manner prescribed in Exhibit B which is incorporated in this Agreement.

C. Method of Making Payments. Any payments required to be made by Company may be made in cash or by check and may be delivered in accordance with Article XII. “Lessor” is defined as including more than one individual, corporation or other entity, and payment shall be divided equally to the owners at the addresses in paragraph one of this agreement.

ARTICLE VI. WORK COMMITMENTS. Company agrees to fund certain work commitments and incur claim maintenance expenses sufficient to maintain any and all unpatented mining claims which comprise the Premises. Work commitments shall include, but not be limited to, all salaries and wages (and related benefits) of Company employees (permanent or temporary) engaged in and working for the benefit of Company on the Premises, costs of electric power and other fuels consumed in operations, costs of transportation of employees (permanent or temporary) and material necessary for operations, costs and expenses necessary for repair or replacement of property utilized for operations, payments to contractors (including legal and accounting fees) required for operations, cost of expenditures or contributions made by Company pursuant to assessments imposed by governmental authorities, insurance premiums for insurance required by this Agreement, title investigation and curative costs incurred in accordance with Article VII, costs of all taxes paid by Company in accordance with Article VIII below, and costs of all materials and supplies. Company shall submit to Lessor by October 30 of each year for which such work shall have been performed, accountings of all expenditures made by Company in compliance with its obligation to perform the above-referenced work commitments.

ARTICLE VII. TITLE MATTERS

A. Representations and Warranties. Lessor covenants and warrants to Company, which covenants and warranties shall survive any expiration or termination of this Agreement, that Lessor is in lawful possession of the Premises as further set forth in Exhibit A, and according to the mining laws of the United States and the State of Arizona; that Lessor has the right and power to convey the same for the purposes of this Agreement; that the same are free from all prior liens or encumbrances, other than as may be described in Exhibit A, and, with respect to any unpatented federal mining claims, subject only to the paramount title of the United States; that Company shall have quiet and peaceable possession of the Premises; that Lessor will defend its title to the Premises against all persons who may claim the same; that Lessor has not committed, nor will Lessor in the future commit, any act or acts which will encumber or cause a lien to be placed against the Premises except subject and subordinate to the terms of this Agreement; that Lessor has received no notice of violation of any environmental law, regulation or permit; that Lessor has no knowledge of the occurrence of any violation of any environmental law, regulation or permit; and that Lessor has received no notice of claim or demand by any person relating to the Premises.

Lessor agrees to make available to Company all instruments of title, or other data relating to or containing information with respect to the status of ownership of the Premises. In addition, in the event of any dispute or legal proceeding between Lessor and third parties, with respect to title or ownership of the Premises, Company shall have the right at its sole discretion either to suspend the performance of its obligations under this Agreement until such dispute or legal proceeding has been settled, or, in the alternative, to make such payments due Lessor hereunder to an escrow agent to hold pending the resolution of the dispute.

B. Title Defects, Defense and Protection. At any time, at the request of Company, and at Company’s cost, Lessor shall cause a title search to be made covering all or any part of the Premises. Company shall be entitled to receive the abstracts and other evidences of title. If, (i) in the opinion of Company for any reason, Lessor’s title to all or any part of the Premises is defective or less than as represented in this Article VII; or (ii) Lessor’s title is contested or questioned by any person or entity, and Lessor is unable or unwilling to promptly correct the alleged defects, Company may, without obligation, attempt to perfect or defend Lessor’s title. In that event, Lessor shall execute all documents and shall take such other actions as are reasonably necessary to assist Company in its efforts to perfect or defend Lessor’s title, time being of the essence. If title is less than as represented in this Article VII, then the costs and expenses of perfecting or defending title shall be a credit against subsequent payments to be made to Lessor. Any improvement or perfection of title to the Premises shall inure to the benefit of Company in the same manner and to the same extent as if such improvement or perfection has been made prior to the execution of this Agreement.

C. Lesser Interest. If Lessor’s title to the Premises (or any portion thereof) is less than the interest as described in Exhibit A, Company shall have the right, without waiving any other rights it may have, to reduce all payments to be made to Lessor hereunder by the same proportion as the undivided right and title actually owned by Lessor bears to the entire undivided right and title to the Premises as described in Exhibit A. Any improvement in or enhancement of Lessor’s title to or interest in the Premises shall inure to the benefit of Company, without additional consideration to Lessor.

ARTICLE VIII. OBLIGATIONS OF COMPANY. Company shall perform all of its operations on the Premises in a good and workmanlike manner and in compliance with all applicable federal, state and local laws and regulations pertaining to environmental protection, reclamation and bonding. Company shall allow no lien to remain on the Premises resulting from the operations of Company. However, Company shall not be required to remove any such lien so long as it is contesting the validity or the amount thereof. During the period in which this Agreement is in effect, Company shall pay all taxes assessed against any improvements which it may place on the Premises and shall pay any increase in taxes on the Premises as a result of its operation thereon. Company shall not be liable for any taxes levied or measured by income of Lessor or based upon payments made to Lessor by Company under this Agreement.

Commencing with the annual assessment work year beginning the first day of September immediately preceding the effective date of this Agreement, and thereafter during its term, Company shall perform Lessor’s annual assessment work requirements relating to the federal claims subject to the Agreement. Company shall timely record or furnish to Lessor for recording affidavits of such performance. The obligation to provide Lessor with recording affidavits shall cease when Company either exercises its option to purchase or this Agreement otherwise terminates prior to sixty days before the end of any assessment work year. Lessor agrees that in the event Company owns or acquires by location, purchase, lease or option the right to explore claims or groups of claims adjoining the Premises, Company shall have the right to perform assessment work required by the Agreement pursuant to a common plan of exploration and development which may include all or a portion of such federal claims or groups of federal claims and the Premises, whether such work is performed on or off the Premises. Company shall not be liable on account of holdings by any court or agency that the effects of work so elected and performed by Company do not constitute the required annual assessment work for purposes of preserving title to such claims, provided that the work is of the kind generally accepted as assessment work and that Company has expended a total amount sufficient to meet the minimum requirements with respect to all of the unpatented federal claims.

Company agrees to pay all taxes levied and assessed upon the Premises and production therefrom, including severance, ad valorem, production, sales, use and like taxes, beginning with taxes levied for the current year. If Company is in possession under this Agreement for only a portion of a tax year, the tax for that year shall be prorated between Company and Lessor on the basis of the taxes for the last preceding year, and Lessor will refund to Company any excess amounts paid by it.

ARTICLE IX. TERMINATION

A. Termination by Lessor. In the event Lessor considers that Company has not complied with any obligation hereunder, Lessor shall notify Company setting out specifically in what respect it is claimed that Company has breached this Agreement. If the alleged breach is not cured within sixty (60) days after notice is given, or if Company has not within that time either commenced to cure the alleged breach, or challenged the legitimacy of the alleged breach, Lessor may terminate this Agreement by delivering to Company notice of such termination. Neither the service of any notice nor the doing of any acts by Company aimed to meet all or any of the alleged breaches shall be deemed an admission or presumption that Company has failed to perform all of its obligations under this Agreement. Notwithstanding the foregoing provisions of this Section, the rights granted to Company may not be terminated, in whole or part, by less than all the individuals and/or entities included within the term “Lessor”.

B. Termination by Company. Company shall have the right to terminate this Agreement at any time and for any reason with respect to all of the Premises as they exist at the time of such termination by giving written notice to Lessor at least sixty (60) days in advance of the effective date of termination. Upon such termination, all right, title, and interest of Company under this Agreement shall terminate with respect to the terminated portion of the Premises, and Company shall be relieved of all further payment and other obligations set forth in this Agreement with respect to such terminated portion of the Premises except those obligations, if any, which have accrued prior to such termination. Any taxes, assessments, and governmental charges shall be prorated as of the termination date.

C. Termination by Exercise of Option to Purchase. Company’s election to exercise its options to purchase under Articles I and IV, shall operate to terminate this Agreement as to the portion so purchased, and the removal of the purchased portion from the term Premises, and shall terminate the obligations of Company to Lessor as to the purchased portion, including, but not limited to, the obligation to pay Production Royalties.

D. Removal of Property. Upon any termination or expiration of this Agreement (except termination in accordance with Section IX.C.), Company shall have a period of one year after the date of termination during which to remove from the terminated portion of the Premises all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon. Any property of Company not removed by the end of this one-year period shall become the property of Lessor; provided however, that Company does not warrant the condition or safety of any such property. Company shall have the right to keep a watchman on the Premises during this one-year period.

ARTICLE X. LIENS. In the event that Lessor fails to promptly pay, when due, taxes, mortgages, or other liens levied against the Premises and payable by Lessor, Company shall have the right to pay such past due amounts and, if Company does so, Company shall be subrogated to all the rights of the holders thereof and Lessor shall reimburse Company for all such payments and for all related costs and expenses paid or incurred by Company (including, without limitation, related attorneys’ fees) within three (3) months after the same are paid or incurred by Company. At Company’s election, any payments due Lessor under this Agreement may be credited by reimbursements due Company under this Article. The provisions of this Article X shall survive any termination or expiration of this Agreement.

ARTICLE XI. FORCE MAJEURE. Company shall not be liable for failure to perform any of its obligations during any period in which performance is prevented, in whole or part, by causes herein termed “force majeure”. For purposes of this Agreement, the term “force majeure” shall include labor disputes; acts of God; action of the elements, including inclement weather, floods, slides, cave-ins, earthquakes and drought; laws, rules, regulations, orders, directives, and requests of governmental bodies or agencies; delay, failure or inability of suppliers or transporters of materials, parts, supplies, services or equipment; contractor or subcontractor shortage of labor, fuel, transportation, materials, machinery, equipment, supplies, utilities or services; sink-holes; accidents; break down of equipment, machinery or facilities; judgments or orders of any court; inability to obtain on reasonably acceptable terms or in reasonably acceptable time any public or private licenses, permits or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or future violation of federal, state or local environmental standards; governmental actions or policies or market or economic conditions (including unavailability of a suitable market, increase in mining, processing, or marketing costs, decrease in market prices of Mineral Substances), which restrict the legality or the profitability of extracting and selling any of the Mineral Substances produced under this Agreement; acts of war or conditions arising out of or contributable to war, whether declared or undeclared; riot; civil strife; fire; explosion; or any other cause whether similar or dissimilar to the foregoing. If Company desires to invoke the provisions of this Article XI, Company shall give notice of the commencement of the circumstances giving rise to such force majeure. The time for discharging Company’s obligations with respect to the prevented performance shall be extended for the period of force majeure. Notwithstanding the provisions of this Article XI, Company shall remain obligated during periods of Force Majeure to make all payments described in Article V.

ARTICLE XII. NOTICES. Any required notice or communication shall be in writing and shall be effective when personally delivered or when addressed:

If to Lessor:

Phil Sterling

6121 Rosetree Place NE

Albuquerque, New Mexico 87111-7201

Fax: 505-271-2788

If to Company:

David Stafford Johnson

c/o Aurelio Resources, Inc.

5554 S. Prince Street, Suite 200

Littleton, Colorado 80120

Fax: 303-945-7270

and deposited, postage prepaid, and registered or certified with return receipt requested, in the United States mail. Either Lessor or Company may, by notice to the other given as aforesaid, change its mailing address for future notices.

ARTICLE XIII. CONFIDENTIALITY. Lessor shall not, without the express written consent of Company, disclose any information concerning the terms of this Agreement or operations conducted under this Agreement, nor issue any press releases concerning any operations or activities conducted pursuant to this Agreement.

ARTICLE XIV. TRANSFERS OF INTEREST/RIGHT OF FIRST REFUSAL. This Agreement, and all rights and obligations hereunder may be assigned, in whole or in part, by either Party without the consent of the other; provided, however, that if Lessor, with the intent to sell, lease, transfer or otherwise convey, receives an offer from a third party, Company shall have sixty (60) days following receipt from Lessor of written notice of the terms of any such offer to submit a preemptive offer to Lessor. If Company’s offer is based on equal or better terms than the third party offer, Lessor shall accept Company’s offer. Any assignment of interest under this Agreement shall be made expressly subject to this Agreement and shall require the assignee to agree in writing to assume all of the obligations as they relate to the interest assigned. In case of assignment by mortgage, however, such assumption of obligations shall not be required. Should such mortgage be foreclosed, the purchaser in foreclosure shall take subject to this Agreement. No assignment shall be effective as between the Parties until delivery to the non-assigning Party of satisfactory evidence of such assignment.

ARTICLE XV. NO EXPRESS OR IMPLIED COVENANTS. Nothing in this Agreement shall impose any obligations or covenants upon Company, express or implied, to conduct any exploration, development or mining operations upon the Premises, it being the intent of the Parties that Company shall have the sole discretion to determine the economic feasibility, time, method, manner and rate of conducting any such operations.

ARTICLE XVI. INDEMNIFICATION AND INSURANCE. During the term of this Agreement and for any period during which a watchman is on the Premises after termination, Company shall protect Lessor against any damages arising out of Company’s operations on the Premises and shall indemnify Lessor against liability arising from those operations; provided, however, that Lessor or its agents shall not have been a contributing cause to the event giving rise to such damages. Company shall carry liability insurance protecting Lessor against such damages.

ARTICLE XVII. RECORDS. Company agrees to keep accurate books and records on an accrual basis in accordance with generally accepted accounting principles showing the transactions and operations related to Company’s work on the Premises and payments due to Lessor or hereunder. Upon request, and at reasonable times within ninety (90) days of the end of each year, Company agrees to permit Lessor reasonable access to Company’s books and records regarding Company’s operations and activities on the Premises. If Lessor does not audit said books and records within ninety (90) days of year-end, the books and records shall be deemed correct.

Lessor, upon request, and at reasonable times, shall be entitled to inspect and copy at his own cost all data gathered and reports prepared by Lessee regarding the minerals located in or upon the Premises; provided, however, that Lessor agrees to treat all information, reports, and other records relating to this Lease as confidential.

ARTICLE XVIII. BINDING EFFECT. The provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors and assigns. It is the intent of the Parties that such provisions shall run with the land.

ARTICLE XIX. MEMORANDUM. Company and Lessor shall execute a Memorandum of this Agreement in a recordable form sufficient under the law of the State of Arizona to give notice to third parties of the rights granted hereunder. Company shall have the right to record such Memorandum at any time.

ARTICLE XX. CONSTRUCTION OF AGREEMENT. This Agreement and its Exhibits constitute the sole understanding of the Parties with respect to the Premises, all previous agreements between the Parties concerning the Premises being expressly rescinded. This Agreement shall be construed, interpreted and governed by the laws of the State of Arizona, and shall be subject to all valid and applicable provisions of common law, rules and regulations. No modification or alteration of this Agreement shall be effective unless in writing and executed by the Parties.

IN WITNESS WHEREOF, Company and Lessor have executed this MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE effective as of the date first above set forth.

LESSOR

By:	/s/ Philip J. Sterling
Philip J. Sterling
Date: 3-27-2007

By:	/s/ M.R. Hernandez
Manuel R. Hernandez
Date: 4-10-2007

By:	/s/ Fred Jenkins
Fred Jenkins
Date: 4-4-2007

COMPANY

By:	/s/ Fred Warnaars
Fred Warnaars
Title:	President
Date: 4-24-2007

EXHIBIT A

To Mineral Lease Agreement with Option to Purchase

between Bolsa Resources, Inc. and

Philip J. Sterling, Manuel R. Hernandez, and Fred Jenkins

dated April 15, 2007

DESCRIPTION OF PREMISES

GOLD COIN No. 1 Through No. 65

Mining Claims, Cochise County, Arizona

SERIAL NUMBER		CLAIM NUMBER
AMC356987	LODE CLAIM	GOLD COIN NO 1
AMC356988	LODE CLAIM	GOLD COIN NO 2
AMC356589	LODE CLAIM	GOLD COIN NO 3
AMC356590	LODE CLAIM	GOLD COIN NO 4
AMC356591*	LODE CLAIM	GOLD COIN NO 5
AMC356592*	LODE CLAIM	GOLD COIN NO 6
AMC356593*	LODE CLAIM	GOLD COIN NO 7
AMC356594*	LODE CLAIM	GOLD COIN NO 8
AMC356595*	LODE CLAIM	GOLD COIN NO 9
AMC356996*	LODE CLAIM	GOLD COIN NO 10
AMC356997	LODE CLAIM	GOLD COIN NO 11
AMC356998	LODE CLAIM	GOLD COIN NO 12
AMC356999	LODE CLAIM	GOLD COIN NO 13
AMC357000	LODE CLAIM	GOLD COIN NO 14
AMC357001	LODE CLAIM	GOLD COIN NO 15
AMC357002	LODE CLAIM	GOLD COIN NO 16
AMC357003	LODE CLAIM	GOLD COIN NO 17
AMC383583	LOAD CLAIM	GOLD COIN 18 FRACTION
AMC357005	LODE CLAIM	GOLD COIN NO 19
AMC357006	LODE CLAIM	GOLD COIN NO 20
AMC357007	LODE CLAIM	GOLD COIN NO 21
AMC357008	LODE CLAIM	GOLD COIN NO 22
AMC357009	LODE CLAIM	GOLD COIN NO 23
AMC357010	LODE CLAIM	GOLD COIN NO 24
AMC358991	LODE CLAIM	GOLD COIN NO 25
AMC358992	LODE CLAIM	GOLD COIN NO 26
AMC358993	LODE CLAIM	GOLD COIN NO 27
AMC358994	LODE CLAIM	GOLD COIN NO 28
AMC358995	LODE CLAIM	GOLD COIN NO 29
AMC358996	LODE CLAIM	GOLD COIN NO 30
AMC358997	LODE CLAIM	GOLD COIN NO 31
AMC358998	LODE CLAIM	GOLD COIN NO 32
AMC358999	LODE CLAIM	GOLD COIN NO 33
AMC359000	LODE CLAIM	GOLD COIN NO 34
AMC359001	LODE CLAIM	GOLD COIN NO 35
AMC359002	LODE CLAIM	GOLD COIN NO 36
AMC359003	LODE CLAIM	GOLD COIN NO 37
AMC361819	LODE CLAIM	GOLD COIN NO 38
AMC361087	LODE CLAIM	GOLD COIN #39
AMC361088	LODE CLAIM	GOLD COIN #40

SERIAL NUMBER		CLAIM NUMBER
AMC361089	LODE CLAIM	GOLD COIN #41
AMC361090	LODE CLAIM	GOLD COIN #42
AMC359004	LODE CLAIM	GOLD COIN NO 43
AMC359005	LODE CLAIM	GOLD COIN NO 44
AMC359006	LODE CLAIM	GOLD COIN NO 45
AMC359007	LODE CLAIM	GOLD COIN NO 46
AMC363564	LODE CLAIM	GOLD COIN #47
AMC359008	LODE CLAIM	GOLD COIN NO 48
AMC359009	LODE CLAIM	GOLD COIN NO 49
AMC359010	LODE CLAIM	GOLD COIN NO 50
AMC361091	LODE CLAIM	GOLD COIN #51
AMC361092	LODE CLAIM	GOLD COIN #52
AMC361093	LODE CLAIM	GOLD COIN #53
AMC361094	LODE CLAIM	GOLD COIN #54
AMC361095	LODE CLAIM	GOLD COIN #55
AMC361096	LODE CLAIM	GOLD COIN #56
AMC361097	LODE CLAIM	GOLD COIN #57
AMC363565	LODE CLAIM	GOLD COIN #58
AMC363566	LODE CLAIM	GOLD COIN #59
AMC363567	LODE CLAIM	GOLD COIN #60
AMC363568	LODE CLAIM	GOLD COIN #61
AMC363569	LODE CLAIM	GOLD COIN #62
AMC363570	LODE CLAIM	GOLD COIN #63
AMC363571	LODE CLAIM	GOLD COIN #64
AMC363572	LODE CLAIM	GOLD COIN #65

*	Gold Coin claims 5-10 are potentially in conflict with Black Jack 1 and 2 however this matter needs to be settled with the BLM, who does not recognize the conflict in their records and shows the later claims to be in the SW4/SW4/SW4 of section 4. The map filed by the claimant on the location notice filed October 16, 1996 clearly shows it to be in the NW4/NW4 of section 4 and NE4/NE4 of section 5 Township 20S/R25E, therefore in conflict with the Gold Coin claims highlighted above. If this is determined to be the case and the Black Jack 1 and 2 were valid at the time of their location, Lessor will amend the above Gold Coin claims and move the location monuments off the Black Jack claims. Further costs of curing title to or acquiring this property is at the sole expense of the Company.

as these properties may from time to time be modified in accordance with Sections VIII.B. and C. of the Agreement.

Arizona State Mineral Exploration Permits Numbered

08-109131;

08-109132; and 08-109133

EXHIBIT B

To Mineral Lease Agreement with Option to Purchase

between Bolsa Resources, Inc. and

Philip J. Sterling, Manuel R. Hernandez, and Fred Jenkins

dated April 15, 2007

NET SMELTER RETURNS

A. Definitions: All terms used in this definition shall have the same definitions as used in the Agreement to which this Exhibit B is attached. In addition, the following terms shall have the following definitions for purposes of this Exhibit B:

(i)	“Concentrates” means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.
(ii)

“Crude Ore” means all ores, metals, minerals and other products containing Mineral Substances mined or removed from the Premises by Company that have not, except for sizing and crushing, been subject to further processing or concentrating.

(iii)

“Extraction Taxes” means sales, use, gross receipts, ad valorem, severance and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

(iv)

“Proceeds” means the sum actually received by Company for the sale of Crude Ore or Concentrates produced during each calendar quarter. Proceeds shall not include profits of Company from futures trading, from the forward-sale of gold, or from any other financing or hedging activities undertaken by Company.

(v)

“Processing Costs” means either (a) the amounts actually incurred by Company for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Company, or (b) if such operations are carried out by Company, the cost and penalties for such operations, including transportation, which Company would have incurred if such operations were carried out in facilities not owned or controlled by Company and then offering comparable custom services for comparable products or on comparable terms.

(vi)

“Transportation Costs” means the expenses and charges actually incurred by Company in transporting the Crude Ore or Concentrates from mine to mill, smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

B. Calculation of Net Smelter Returns on Crude Ore or Concentrates: The Net Smelter on Crude Ore or Concentrates derived and sold by Company from the Premises shall be determined as follows:

(i)

If Crude Ore or Concentrates are sold by Company to a non-Affiliate, the Net Smelter Returns shall be the Proceeds received from such sale by Company, less, to the extent borne by Company, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. Such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Company.

(ii)

If Crude Ore or Concentrates are sold or transferred by Company to an Affiliate, they shall be deemed sold by Company at the time of delivery to the Affiliate, and the Net Smelter Returns shall be deemed to be an amount equal to that which would have been received by Company from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Company.

(iii)

If Concentrates are retained by Company for further smelting, refining, precipitation or other additional processing, such Concentrates shall be deemed sold by Company at the time such Concentrates are delivered to the smelter, precipitation plant or other facility for further processing or refining, and the Net Smelter Returns from such Concentrates shall be deemed to be an amount equal to that which would have been received by Company from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Company.

C. Payment: Payment of Production Royalties shall be made on or before the 25th day of April, July, October, and January (“Payment Dates”) of each year for sales made during the preceding calendar quarter of Crude Ore or Concentrates actually produced during that calendar quarter. Payment for any deemed sale (i.e., through forward sale, loans, futures trading, etc.) of any Crude Ore or Concentrates during a calendar quarter shall be made on the Payment Date following the calendar quarter during which production of Crude Ore or Concentrates actually occurs. Each Payment shall be accompanied by a statement showing weights and values of Mineral Substances recovered from the Crude Ore and Concentrates produced from the Premises during the period for which payment is made, the proceeds received and the amount of the charges or costs deductible therefrom. If no written objection is made by Lessor to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

D. Disputes: In case of any dispute or question as to the ownership of any royalty interest, payment of any part thereof to be made by Company under this Agreement, Company may deposit any amount otherwise due Lessor in escrow until the dispute is finally resolved. Company may credit all costs and expenses, including attorney’s fees, it incurs by reason of such dispute or question against all amounts otherwise due Lessor.

E. Waste Rock, Spoil and Tailings: The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Premises shall be the property of Company subject to the Production Royalty as provided herein. Company shall not be liable for mineral values lost in mining or processing. The Production Royalty shall be payable only on Mineral Substances recovered prior to the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Company. Company shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Lessor shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.